EXHIBIT 22








                                 Subsidiaries


                                                  Status as of
           Name                 Incorporation   December 31, 1994
- ----------------------------   --------------   -----------------

Wisconsin Public Service
  Corporation                       Wisconsin           Active

WPS Leasing, Inc. (1)               Wisconsin           Active

Packerland Energy Services,
  Inc.                              Wisconsin           Active

WPS Communications, Inc.            Wisconsin           Inactive

WPS Energy Services, Inc.           Wisconsin           Active







- ----------------
(1)  WPS Leasing, Inc. is a wholly-owned subsidiary of Wisconsin
    Public Service Corporation.



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